EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-86080) pertaining to Halliburton Company of our report dated June 20, 2008 related to the financial statements and supplemental schedule of the Halliburton Retirement & Savings Plan included in the annual report on Form 11-K for the year ended December 31, 2007.

/s/ Harper & Pearson Company, P.C.

Houston, Texas
June 20, 2008